ALBERTA REGISTRIES

ARTICLES OF ARRANGEMENT
Business Corporations Act
Section 193

1. NAME OF CORPORATION:

SYNSORB BIOTECH INC.

2. CORPORATE ACCESS NO.

205993868

3. IN ACCORDANCE WITH THE ORDER APPROVING THE ARRANGEMENT, THE ARTICLES OF THE CORPORATION ARE AMENDED AS FOLLOWS:

Pursuant to Section 193 of the *Business Corporations Act* (Alberta), a Court Order was granted on Wednesday, May 8, 2002, approving the Plan of Arrangement attached hereto wherein the Articles of the Corporation are amended as follows:

A. changing the rights, privileges, restrictions and conditions presently attached to the Common Shares to the rights, privileges, restrictions and conditions set out in Schedule "A" attached hereto.

B. All of the issued and outstanding Common Shares of the Corporation be consolidated on the basis of one (1) Common Share for every eight (8) Common Shares held. No fractional shares will be issued. Any fractional shares arising from the consolidation shall be rounded to the next highest whole number.

ELECTRONICALLY FILED WITH
ALBERTA REGISTRIES ON
MAY 0 8 2002 pm
by BLAKE, CASSELS & GRAYDON LLP
Corporate Services

DATE	SIGNATURE	NAME AND TITLE
May 8, 2002	Juliette Franklin	Print Name: JULIETTE FRANKLIN Print Title: CHIEF ACCOUNTANT

DEPARTMENTAL USE ONLY

FILED

PLAN OF ARRANGEMENT UNDER SECTION 193
OF THE ALBERTA BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1 In this Arrangement, the following terms have the following meanings:

(a) **"ABCA"** means the *Business Corporations Act*, S.A. 2000, c.B-9, including the regulations promulgated thereunder;

(b) **"Arrangement", "herein", "hereof", "hereto", "hereunder"** and similar expressions mean and refer to the arrangement pursuant to section 193 of the ABCA set forth in this Plan of Arrangement (including the Schedules hereto) as supplemented, modified or amended, and not to any particular Article, Section or other portion hereof;

(c) **"Articles of Amendment"** means the articles of amendment required under subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been made;

(d) **"business day"** means any day other than a Saturday or Sunday or a day when banks in the City of Calgary are not generally open for business;

(e) **"Court"** means the Court of Queen's Bench of Alberta;

(f) **"Depositary"** means Computershare Trust Company of Canada, as the registrar and transfer agent of the SYNSORB Shares;

(g) **"Dissenting Shareholders"** means holders of SYNSORB Shares who validly exercise the rights of dissent provided to them under the Interim Order;

(h) **"Effective Date"** means the Filing Date;

(i) **"Filing Date"** means the date on which Articles of Amendment and other requisite documents are filed by SYNSORB with the Registrar under the ABCA;

(j) **"Final Order"** means the final order of the Court approving this Arrangement under subsection 193(9)(a) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(k) **"Interim Order"** means the interim order of the Court under subsection 193(4) of the ABCA containing declarations and directions with respect to this Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(l) **"New SYNSORB Shares"** means the new common shares to be created in the capital of SYNSORB with the rights, privileges and restrictions as set out in Exhibit 1;

(m) **"Oncolytics"** means Oncolytics Biotech Inc., a corporation incorporated under the ABCA;

(n) **"Oncolytics Shares"** means 4,000,000 common shares in the capital of Oncolytics held by SYNSORB immediately prior to the Arrangement.

(o) **"Registrar"** means the Registrar of Corporations duly appointed under the ABCA;

(p) **"Tax Act"** means the *Income Tax Act* (Canada);

(q) **"SYNSORB"** means SYNSORB Biotech Inc., a corporation incorporated under the ABCA;

(r) **"SYNSORB Shareholders"** means the holders of SYNSORB Shares;

(s) **"SYNSORB Shares"** means the common shares in the capital of SYNSORB as constituted immediately prior to the Arrangement; and

(t) **"SYNSORB Meeting"** means the special meeting of SYNSORB Shareholders to be held to consider the special resolutions in respect of the Arrangement and such other matters as may be appropriate, and any adjournments thereof.

1.2 The division of this Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Arrangement.

1.3 Unless reference is specifically made to some other document or instrument, all references herein to Articles and Sections are to Articles and Sections of this Arrangement.

1.4 Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; words importing any gender shall include all genders; and words importing persons shall include individuals, partnerships, associations, corporations, trusts, unincorporated organizations, governments, regulatory authorities, and other entities.

ARTICLE 2
ARRANGEMENT

2.1 This Arrangement, upon the filing of the Articles of Amendment and Arrangement and related documents pursuant to the provisions of Section 193(12)(b) of the ABCA, will become effective on, and be binding on and after, the Effective Date on (i) the holders of SYNSORB Shares; and (ii) SYNSORB.

2.2 The Articles of Arrangement shall be filed with respect to this Arrangement in its entirety.

2.3 At 12:01 a.m. (Calgary time) on the Effective Date, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality except as otherwise provided herein:

(a) the New SYNSORB Shares shall be created by the Articles of Amendment;

(b) the stated capital of the SYNSORB Shares for the purpose of the ABCA shall be reduced from $84,270,931 to the realizable value of SYNSORB's assets less the aggregate of its liabilities, on the Effective Date.;

(c) all right, title and interest of the holders of SYNSORB Shares shall be surrendered to SYNSORB for cancellation, and such shares shall be cancelled by SYNSORB;

(d) each former holder of a SYNSORB Share shall receive one New SYNSORB Share for each eight SYNSORB Share formerly held (other than SYNSORB Shares held by Dissenting Shareholders); and

(e) each former holder of SYNSORB Shares (other than Dissenting Shareholders) shall receive a *pro rata* portion of the Oncolytics Shares.

2.4 No fractional New SYNSORB Shares shall be issued. In the event that the exchange referred to in section 2.3(d) above would result in a former holder of SYNSORB Shares being entitled to a fractional New SYNSORB Share, an adjustment will be made to the next highest whole number of New SYNSORB Shares. In calculating such fractional interest, all New SYNSORB Shares to be issued to a known single beneficial holder of SYNSORB Shares shall in each case be aggregated.

2.5 No fractional Oncolytics Shares shall be issued. In the event that the distributions referred to in section 2.3(e) would result in a holder of SYNSORB Shares being entitled to a fractional Oncolytics Share, an adjustment will be made to the next highest whole number of Oncolytics Shares. In calculating such fractional interests, all Oncolytics Shares to be issued to a known single beneficial holder of SYNSORB Shares shall in each case be aggregated.

2.6 The amount added to the stated capital of the New SYNSORB Shares in respect of the New SYNSORB Shares issued pursuant to this Arrangement shall be equal to the paid up capital, within the meaning of subsection 89(1) of the Tax Act, of the SYNSORB Shares immediately prior to the exchange of such SYNSORB Shares pursuant to the Arrangement, less the aggregate of the fair market value of the Oncolytics Shares distributed pursuant to the Arrangement, and less any costs associated with making the distribution.

2.7 Each option to purchase a SYNSORB Share outstanding on the Effective Date shall, following the Arrangement, be deemed to constitute an option to purchase one-eighth of a New SYNSORB Share.

ARTICLE 3
DISSENTING SHAREHOLDERS

3.1 Each holder of SYNSORB Shares shall have the right to dissent with respect to the Arrangement in accordance with the Interim Order. A Dissenting Shareholder shall, on the Effective Date, cease to have any rights as a holder of SYNSORB Shares and shall only be entitled to be paid the fair value of his shares. A Dissenting Shareholder who is paid the fair value of his SYNSORB Shares shall be deemed to have transferred his SYNSORB Shares to SYNSORB for cancellation on the Effective Date. A Dissenting Shareholder who for any reason is not entitled to be paid the fair value of his SYNSORB Shares shall be treated as if he had participated in the Arrangement on the same basis as a non-dissenting holder of SYNSORB Shares. The fair value of the SYNSORB Shares shall be determined as of the close of business on the last Business Day before the day on which the Arrangement is approved by the holders of SYNSORB Shares.

ARTICLE 4
OUTSTANDING CERTIFICATES

4.1 Subject to section 3.1, after the Effective Date, certificates representing SYNSORB Shares shall represent only the right to receive the certificates representing the New SYNSORB Shares and the Oncolytics Shares which the holder is entitled to receive, subject to compliance with the requirements set forth in this Article 4.

4.2 At the time of mailing the information circular of SYNSORB which describes the Arrangement, SYNSORB shall forward or cause to be forwarded to each SYNSORB Shareholder at the address of such holder as it appears on the share register of SYNSORB, a letter of transmittal containing, among other things, instructions for obtaining delivery of the certificates representing the New SYNSORB Shares and the Oncolytics Shares issuable to such SYNSORB Shareholder pursuant to this Plan. Such Shareholder shall be entitled to receive certificates representing the New SYNSORB Shares and the Oncolytics Shares upon delivery of the certificate formerly representing such holder's SYNSORB Shares to the Depositary or as the Depositary may otherwise direct in accordance with the instructions contained in the letter of transmittal. Such certificate shall be accompanied by the letter of transmittal, duly completed, and such other documents as the Depositary may reasonable require. The Depositary may register the New SYNSORB Shares and the Oncolytics Shares in the name of each holder or as otherwise instructed in the letters of transmittal, and shall deliver such New SYNSORB Shares and Oncolytics Shares as each such holder may direct in such letter of transmittal as soon as practicable after receipt by the Depositary of such documents.

4.3 After the Effective Date, SYNSORB Shareholders shall not be entitled to any interest, dividend, premium or other payment on or with respect to the SYNSORB Shares other than the New SYNSORB Shares and the Oncolytics Shares which they are entitled to receive pursuant to this Plan.

4.4 Any certificate formerly representing SYNSORB Shares that is not deposited with all other documents as provided in Section 4.2 on or before the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder of such SYNSORB Shares to receive certificates representing New SYNSORB Shares and Oncolytics Shares shall be deemed to be surrendered to SYNSORB together with all dividends or distributions thereon held for such holder.

ARTICLE 5
AMENDMENTS

5.1 SYNSORB may at any time and from time to time before the Filing Date, vary, amend, modify, or supplement this Arrangement if the Court and the Board of Directors of SYNSORB determines that such variation, amendment, modification or supplement would not be prejudicial to the interests of the holders of SYNSORB Shares under this Arrangement.

EXHIBIT 1

TO THE PLAN OF ARRANGEMENT OF SYNSORB BIOTECH INC.

There shall be attached to the Common Shares the following rights, privileges, restrictions and conditions, namely:

1. The holders of Common Shares shall be entitled to receive notice of, and to vote at every meeting of the shareholders of the Corporation and shall have one (1) vote thereat for each such Common Share so held.

2. The holders of Common Shares shall be entitled to receive such dividend as the directors may from time to time, by resolution, declare.

3. The holders of Common Shares shall be entitled to share equally in the assets of the Corporation remaining upon liquidation of the Corporation after the creditors of the Corporation have been satisfied.

SCHEDULE "A"
ARTICLES OF ARRANGEMENT
OF
SYNSORB BIOTECH INC.

(share structure)

The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of Preferred Shares. The rights, privileges and restrictions of the Common and Preferred Shares are as follows:

1. There shall be attached to the Common Shares the following rights, privileges, restrictions and conditions, namely:

   (a) The holders of Common Shares shall be entitled to receive notice of, and to vote at every meeting of the shareholders of the Corporation and shall have one (1) vote thereat for each such Common Share so held.

   (b) The holders of Common Shares shall be entitled to receive such dividend as the directors may from time to time, by resolution, declare.

   (c) The holders of Common Shares shall be entitled to share equally in the assets of the Corporation remaining upon liquidation of the Corporation after the creditors of the Corporation have been satisfied.

   (a) The Preferred Shares may from time to time be issued in one or more series, and the Directors may fix from time to time before such issue the number of Preferred Shares which is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred Shares including, without limiting the generality of the foregoing, any voting rights, the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the terms and conditions of redemption, purchase and conversion, if any, and any sinking fund or other provisions;

   b) The Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, be entitled to preference over the Common Shares, and over any other shares of the Corporation ranking by their terms junior to the Preferred Shares. The Preferred Shares of any series may also be given such other preferences, not inconsistent with these Articles, over the Common Shares, and any other shares of the Corporation ranking by their terms junior to the Preferred Shares as may be fixed in accordance with subclause (a) above; and

   c) If any cumulative dividends or amount payable on the return of capital in respect of a series of Preferred Shares are not paid in full, all series of Preferred Shares shall participate ratably in respect of accumulated dividends and return of capital.

Action No.0201-05701

IN THE COURT OF QUEEN'S BENCH OF ALBERTA

JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF section 193 of the Alberta *Business Corporations Act*, R.S.A. 2000, c. B-9.

AND IN THE MATTER OF an arrangement proposed by Synsorb Biotech Inc. involving Synsorb Biotech Inc. and certain of its shareholders.

BEFORE THE HONOURABLE	)	At the Court House, in the City of
	)	
JUSTICE GERARD C. HAWCO	)	Calgary, Province of Alberta, on
	)	
IN CHAMBERS	)	Wednesday the 8th day of May, 2002.

ORDER

UPON the application by Synsorb Biotech ("Synsorb") for approval of a proposed arrangement (the "Arrangement") under Section 193 of the Alberta *Business Corporations Act*, R.S.A. 2000, c. B-9;

AND UPON reading the Petition of Synsorb, the Affidavit of William R. Hogg sworn on April 5, 2002, and the Affidavit of William R. Hogg sworn on May 7, 2002 with attached Information Circular;

AND UPON being advised that the Executive Director of the Alberta Securities Commission (the "Director") has been served with notice of this application as required by the ABCA and that the Director does not intend to appear or make submissions with respect to this application;

AND UPON being advised that no Notices of Intention to Appear were filed with respect to this application;

AND UPON it appearing that a special meeting of the holders of Synsorb's common shares (the "Shareholders") was called and conducted in accordance with the Order of this Honourable Court dated April 5, 2002;

AND UPON it appearing that the required quorum was present at such meeting and that the Shareholders approved the Arrangement in the manner and by the requisite majority provided for in the said Order;

AND UPON it appearing that it is not practicable to effect the transactions contemplated by the Arrangement under any provision of the ABCA other than Section 193 of the ABCA;

AND UPON considering the fairness of the terms and conditions of the Arrangement.

IT IS HEREBY ORDERED AND DIRECTED THAT:

1. The Arrangement is fair and reasonable to the Shareholders.

2. Subject to paragraph 3 of this Order, the Arrangement is hereby approved pursuant to the provisions of Section 193 of the ABCA and will, upon the filing of the Articles of Arrangement and the issuance of a Certificate of Arrangement, become effective and binding in accordance with its terms.

3. This Order does not require that Articles of Arrangement be filed pursuant to the provisions of Section 193 of the ABCA until such time as counsel for Synsorb shall determine.

"GC Hawco"

J.C.Q.B.A.

ENTERED THIS 8th DAY OF
May, 2002.

JIM McLAUGHLIN COURT SEAL
Clerk of the Court of Queen's Bench

Action No. 0201-04099

IN THE COURT OF QUEEN'S BENCH
OF ALBERTA
JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF section 193 of the Alberta *Business Corporations Act*, R.S.A. 2000, c. B-9.

AND IN THE MATTER OF an arrangement proposed by Synsorb Biotech Inc. involving Synsorb Biotech Inc. and certain of its shareholders.

ORDER

Blake, Cassels & Graydon LLP
Barristers & Solicitors
#3500, 855 Second Street SW
Calgary, Alberta
T2P 4J8

Attention: David Tupper
Tel. No. (403) 260-9722
Fax No. (403) 260-9700

Our File No. 85422/2

CLERK OF THE COURT
MAY - 8 2002
CALGARY, ALBERTA